Exhibit 99.1
KIWIBOX LAUNCHES MOBILE VERSION OF WEB SITE

Leading Teen Social Network & Online Magazine Extends Relationship with Quattro Wireless
To Capitalize on Popularity of Mobile Market

NEW YORK, June 30, 2008 - Magnitude Information Systems, Inc. ("Magnitude") (OTC Bulletin Board: MAGY.OB - News) disclosed today the following developments concerning Kiwibox.com, its primary business unit.

Kiwibox (http://Kiwibox.com), the first social networking destination and online magazine where teens produce, discover, and share content while connecting with friends, today announced the launch of a new WAP service designed to expand their online community to mobile users. WAP, or wireless application protocol, is an open international standard for applications that use wireless communication to enable access to the Internet from a mobile phone or PDA.

The extension into the mobile market will allow Kiwibox’s 1.8 million teen users the flexibility to communicate on-the-go. Kiwibox’s WAP site will translate the innovative social networking features currently found on the Web site to the mobile handset.

“Our users have come to expect immediate accessibility to social networks and mobile handsets are becoming lifelines to teenagers as a means of staying in touch with their friends,” said Lin Dai, Chief Executive Officer of Kiwibox. “With the addition of this WAP site, we’ve effectively cut the cord that previously restricted users to their desktops and given teens the chance to constantly stay in touch with their friends on Kiwibox, regardless of their location.”

Kiwibox partnered with Quattro Wireless to mobilize the existing Kiwibox.com Web site. Using Quattro's Juicing technology, the site content rapidly develops into a dynamic format suited to a mobile presence with the layout and intuitive navigation specifically adapted for all types of handsets. This creates sophisticated new opportunities for advertisers, including special banner creatives and channel sponsorships. In addition to Kiwibox, Quattro powers hundreds of other mobile sites for a variety of top tier media brands and content companies.

“Our mission at Quattro Wireless is to bring a rich internet experience that is adapted effectively for the mobile handset,” said Lars Albright, Vice President of Business Development of Quattro Wireless. “Social networks are one of the fastest rising segments of the Internet today, and through our partnership with Kiwibox.com we are truly harnessing the power of social media by making it mobile. As this industry continues to evolve, we see more and more companies going mobile as a way to significantly enhance their users’ experience while adding additional revenue streams.”

The marriage of social networks and mobile technology is rapidly gaining the attention of industry experts who advocate and applaud this market innovation.

"Social networks have progressed to a point where users require constant communication capabilities," said Julien Theys, a research analyst for Screen Digest's Mobile Media Intelligence team. "The future of social media will rely on software and services that allows a user to continually interact and contribute to social networks on-the-go. Based on our research, the marketplace is welcoming more mobile access and flexibility in how they choose to interact with their peers.”

About Kiwibox.com
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content while making friends. Our members (called Kiwis) are teens “in the know” who regularly visit Kiwibox.com to enjoy personalized content while sharing their interests with peers. With more than 1.8 million registered members, Kiwibox is one of the leading distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. For more information, visit http://Kiwibox.com.

About Quattro Wireless
Quattro Wireless is North America’s best performing mobile advertising network, specializing in taking wired assets to the wireless world. With the industry’s only pre- and post-click technology platform, Quattro provides category leading Publishers and Premium branded advertisers with a turnkey solution to extend their internet offering to the mobile web. Publishers leverage Quattro’s proprietary mobilization technology and interactive feature set to launch dynamic, ad supported mobile web versions of their wired web sites.  For more information, please visit www.quattrowireless.com or call Deirdre Sena / Valerie Christopherson at 906.608.0276.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact: Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292